EXHIBIT 23.4

                       CONSENT OF INDEPENDENT ACCOUNTANTS

     We hereby consent to the incorporation by reference of our report dated May 8, 1996 on the consolidated balance sheet of Forasol-Foramer N.V. and subsidiaries as of December 31, 1995, and the related consolidated statements of income, of cash flows and of changes in stockholders' equity for each of the two years in the period ended December 31, 1995, incorporated by reference in this Registration Statement on Form S-3 by Pride International, Inc. We also consent to the reference to our firm under the caption "Independent Public Accountants."

Paris, France
March 19, 1998

PRICE WATERHOUSE